UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2018
______________________

IHS MARKIT LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36495	98-1166311
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4th Floor, Ropemaker Place
25 Ropemaker Street
London, England
EC2Y 9LY
(Address of principal executive offices and zip code)

+44 20 7260 2000
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: N/A
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

Effective as of May 8, 2018, IHS Markit Ltd. (the “Company”) and IHS Markit Group Holdings Limited (formerly Markit Group Holdings Limited) prepaid in full all of their outstanding 3.73% Series A Senior Notes due November 4, 2022 and 4.05% Series B Senior Notes due November 4, 2025 and satisfied in full all of their obligations under the Note Purchase and Guarantee Agreement dated as of November 4, 2015 among the Company, IHS Markit Group Holdings Limited and the purchasers named therein. In connection with this prepayment, the Company paid total consideration of approximately $152.3 million, which consisted of (i) $148.0 million of remaining aggregate principal amount outstanding, (ii) approximately $0.06 million of accrued and unpaid interest and (iii) a “make-whole” premium of approximately $4.2 million. The Company funded this repayment through a combination of cash on hand and drawings under its $1.85 billion senior unsecured revolving credit agreement.

The Series A notes bore interest at a fixed rate of 3.73 percent and would have matured on November 4, 2022. The Series B notes bore interest at a fixed rate of 4.05 percent and would have matured on November 4, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS MARKIT LTD.

Date: May 8, 2018	By:	/s/ Sari Granat
Sari Granat
Executive Vice President and General Counsel